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                                                                   EXHIBIT 11-14



                               DTE ENERGY COMPANY
                      BASIC AND DILUTED EARNINGS PER SHARE
                                 OF COMMON STOCK

                                                                  Year Ended December 31
                                                    ------------------------------------------------
                                                          1998             1997             1996
                                                          ----             ----             ----

                                                           (Thousands, except per share amounts)

BASIC:
   Net Income.....................................  $    443,012      $    417,333     $    309,296
   Weighted average number of common
     shares outstanding (a).......................       145,076           145,101          145,120
   Earnings per share of Common Stock
     based on weighted average number
     of shares outstanding........................  $       3.05      $       2.88     $       2.13

DILUTED:
   Net Income.....................................  $    443,012      $    417,333     $    309,296
   Weighted average number of common
     shares outstanding (a).......................       145,076           145,101          145,120
   Incremental shares from assumed
     conversion of options........................           106                12                -
                                                    ------------      ------------     ------------
                                                         145,182           145,113          145,120
                                                    ============      ============     ============

   Earnings per share of Common Stock
     assuming conversion of options...............  $       3.05      $       2.88     $      2.13




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(a)  Based on a daily average.